News Release

Contacts:

Eileen Connolly, AT&T
908-234-8510

William Dordelman, Comcast Corporation
215-981-7550

Ken Mikalauskas, Comcast Corporation
215-981-7541


FOR RELEASE THURSDAY, NOVEMBER 14, 2002


    AT&T AND COMCAST ANNOUNCE FINAL PRORATION NUMBERS FOR DEBT EXCHANGE OFFER


      BEDMINSTER, N.J. and PHILADELPHIA - AT&T (NYSE:T) and Comcast Corporation (NASDAQ:CMCSA, CMCSK) today announced final proration numbers for the exchange offer related to $11.8 billion of AT&T's existing debt.

      The following table sets forth the principal amount and percentage of the outstanding principal amount of each series of Broadband Eligible Notes accepted by AT&T in the exchange offer, the proration ratios for the Broadband Eligible Notes and the approximate amount of Broadband Eligible Notes to remain outstanding after the settlement date.



                                                                                          PRINICPAL
                                                                                          AMOUNT OF
                                                                 PERCENTAGE OF            BROADBAND
                                                                  OUTSTANDING             ELIGIBLE
                                                     PRINCIPAL     PRINCIPAL              NOTES TO
                                         CUSIP        AMOUNT        AMOUNT    PRORATION    REMAIN
                                          N0.        TENDERED      TENDERED     RATIO    OUTSTANDING
                                       --------      --------      --------    -------   -----------
 BROADBAND ELIGIBLE NOTES



7.00% Notes Due May  15, 2005........  001957AS     $71,297,000      23.8%      1.00     $228,703,000
7.50% Notes Due 2006.................  001957AP    $179,833,000      36.0%      1.00     $320,167,000
7.75% Notes Due March 1, 2007........  001957AR    $207,285,000      41.5%      1.00     $292,715,000
6.00% Notes Due 2009.................  001957AV  $2,148,240,000      71.6%      0.91   $1,044,987,000
8.125% Debentures Due Jan. 15, 2022..  001957AJ    $178,092,000      35.6%      1.00     $321,908,000
8.125% Debentures Due  July 15, 2024.  001957AK    $315,599,000      63.1%      1.00     $184,401,000
8.35% Debentures Due 2025............  001957AQ    $137,926,000      46.0%      1.00     $162,074,000
8.625% Debentures Due Dec. 1, 2031...  001957AL    $467,847,000      69.2%      0.94     $236,204,000




      The dealer managers for the exchange offer were, in alphabetical order, Credit Suisse First Boston, Deutsche Bank Securities, Goldman, Sachs & Co., JPMorgan, Merrill Lynch & Co. and Morgan Stanley.

      This press release is neither an offer to exchange nor a solicitation of an offer to exchange the securities. The exchange offer, which expired on November 8, 2002, was made only by the Prospectus dated October 4, 2002.

ABOUT AT&T

      AT&T (www.att.com) is among the world's premier voice, video and data communications companies, serving consumers, businesses and government. Backed by the research and development capabilities of AT&T Labs, the company runs the largest, most sophisticated communications network and is the largest cable operator in the U.S. The company is a leading supplier of data, Internet and managed services for the public and private sectors, and offers outsourcing, consulting and networking-integration to large businesses and government. Serving nearly 60 million consumers, AT&T is a market leader in consumer communications services and operates AT&T WorldNet(R) Service, a leading Internet access service that has garnered several awards for outstanding performance and customer service.

ABOUT COMCAST

      Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast Cable is the third largest cable company in the United States serving approximately 8.5 million cable subscribers. Comcast's commerce and content businesses include majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, The Golf Channel, Outdoor Life Network, G4, a controlling interest in E! Entertainment Television and Style, and other programming investments. Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.



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